EXHIBIT 99.2
LEIDOS HOLDINGS, INC.
UNAUDITED HISTORICAL FINANCIAL MEASURES

Background
Beginning in fiscal 2025, Leidos revised its backlog policy to include estimated future revenue on task orders expected to be awarded under sole source indefinite delivery/indefinite quantity contracts. Leidos believes this presentation provides enhanced visibility for investors and more accurately reflects the future revenues we expect to generate from our business.
The impact of this policy change is reflected in the restated values of backlog, bookings and book-to-bill ratio as follows:

	June 28, 2024
(in millions)	Funded	Unfunded	Total
National Security & Digital	$2,681	$19,704	$22,385
Health & Civil	1,607	9,015	10,622
Commercial & International	2,699	1,886	4,585
Defense Systems	1,036	2,923	3,959
Total	$8,023	$33,528	$41,551
Recasted net bookings for the three and six months ended June 28, 2024, were $4.0 billion and $7.8 billion, respectively, and recasted book-to-bill ratio for the three months ended June 28, 2024, was 1.0.

	September 27, 2024
(in millions)	Funded	Unfunded	Total
National Security & Digital	$3,323	$20,908	$24,231
Health & Civil	1,536	10,002	11,538
Commercial & International	2,631	2,022	4,653
Defense Systems	1,602	3,489	5,091
Total	$9,092	$36,421	$45,513

Recasted net bookings for the three and nine months ended September 27, 2024, were $8.0 billion and $15.8 billion, respectively, and recasted book-to-bill ratio for the three months ended September 27, 2024, was 1.9.

	January 3, 2025
(in millions)	Funded	Unfunded	Total
National Security & Digital	$2,881	$23,404	$26,285
Health & Civil	1,456	10,735	12,191
Commercial & International	2,456	1,901	4,357
Defense Systems	1,616	3,941	5,557
Total	$8,409	$39,981	$48,390

Recasted net bookings for the three and twelve months ended January 3, 2025, were $7.4 billion and $23.2 billion, respectively, and recasted book-to-bill ratio for the three months ended January 3, 2025, was 1.7.

1	Leidos Holdings, Inc. Exhibit 99.2